DocuSign Envelope ID: 5D460804-F0D8-45E9-B87E-4C4792986401
Exhibit 10.2

April 5, 2022

Daniel J. White
5815 Loma Verde Drive PO Box 1137
Rancho Santa Fe, CA 92067 Dear Dan,
We are pleased to confirm our offer of employment to join Cross Country Healthcare Services, Inc. (the “Company”) as Chief Commercial Officer (CCO). You will report to John Martins, Chief Executive Officer (CEO). Your start date will be April 5, 2022.

In your role as Chief Commercial Officer (CCO), your responsibilities with be to lead client marketing, sales, sales support, solution design, implementation, strategic accounts / program management, RPO and strategic partnerships/relationships with third parties and any other responsibilities that may be directed, from time to time, by the CEO.

You will be compensated for all services rendered by you under this Agreement at the rate of
$450,000.00 per annum, payable in a manner that is consistent with the Company’s payroll practices for executive employees. At least annually, the Company’s Compensation Committee of the Board (the “Compensation Committee”) will review and consider in its sole discretion whether to modify the base salary payable to you hereunder. Your annual rate of base salary as determined herein from time to time is hereinafter referred to as the “Base Salary”. Applicable payroll deductions as required by State and Federal law will be withheld from your paycheck, along with any voluntary deductions that you authorize.
For each calendar year, while employed by the Company, you will participate in the Company’s short-term incentive bonus plan approved by the Company at opportunity levels to be defined by the Compensation Committee in its discretion, with a target annual bonus amount of 100% of your Base Salary (“STI Target Percentage”).

For each calendar year, while employed by the Company, you will participate in the Company’s long-term incentive plan as approved by the Company and receive awards thereunder on an annual basis with a target value of 85% of your Base Salary (“LTI Target Percentage”). Such award shall be upon terms and conditions determined at the discretion of the Compensation Committee in its sole discretion, which grant for 2022 shall made based on the closing price of the Company’s common stock on April 18, 2022.

DocuSign Envelope ID: 5D460804-F0D8-45E9-B87E-4C4792986401

Your compensation package will include the following:

•Medical, Vision, Dental, Life Insurance—basic and supplemental, eligible 1st of the month following your hire date.
•Disability Insurance—short-term and long-term
•Tuition Assistance
•Vacation Time—20 days per year
•Sick Time—6 days per year
•Personal Time—3 days per year
•Holidays—eligible for all Company paid holidays following hire date.
•Participation in other benefits generally offered to the Company

Change of Control Severance:

Upon signing a Participation Agreement and subject to approval by the Compensation Committee in its discretion, you will be entitled to participate in the Company's Executive Severance Agreement Amended and Restated as of May 28, 2010 pursuant to which you will be entitled to receive a 1-year payout and other benefits upon a change of control (pursuant to the terms and conditions in the Executive Severance Agreement at that time).

This offer of employment is contingent upon satisfactory references, verification of your eligibility to work in the United States, background screen, pre-employment drug testing, and the signing of an agreement containing certain covenants required by the Company. This is at- will employment, and you have the right to terminate the employment at any time, as does the Company.

Dan, on behalf of the Company, we wish to convey our enthusiasm for inviting you to join us as a team member. We are confident that you will find your employment to be a rewarding opportunity and one which will contribute to your growth as well as that of the Company.

Sincerely,

Colin McDonald
Colin McDonald
Chief Human Resources Officer

Cc: John Martins, Chief Executive Officer

I acknowledge and understand the terms of this offer letter:
     April 5, 2022
Daniel J. White (Signature)    Date